                                                                    Exhibit 99.1

MIRACOR DIAGNOSTICS RESTRUCTURING UPDATE

SAN DIEGO--March 23, 2007-- Miracor Diagnostics, Inc. (OTCBB: MRDG) has undertaken an effort to restructure its equipment financing as the Company is over leveraged and the amount of the equipment financing substantially exceeds the fair value of the underlying assets that secure such debts. Cash flow from operations does not support the cash flow required to service such equipment financing. In addition, the recent implementation of the Deficit Reduction Act which cuts certain Medicare payments has had an adverse affect on our industry's revenue, including Miracor's, although we cannot specifically quantify the impact.

As mentioned in Miracor's 3rd Quarter press release, principal and interest payments to the secured equipment lenders have been discontinued as well as certain payments to unsecured creditors and preferred shareholders. We are actively negotiating with our lenders to determine a course of action that will be best for our creditors and our shareholders. These efforts may be unsuccessful due to the fact that the amount owed on our financed equipment is substantially in excess of its fair value. In such a case, we may seek the protection of Chapter 11 of the U.S. Bankruptcy Code in an effort to reorganize the debts of the company. Such a reorganization will require us to submit a Plan of Reorganization for approval by the court which will could result in no value to our common and preferred shareholders and may also impair creditors. Special legal counsel and financial advisors have been retained for guidance through the reorganization process. If the Plan of Reorganization is successful, the company could continue as a going concern though there can be no assurances that our shareholders will receive any consideration pursuant to a Plan of Reorganization.

Miracor announced today that it has refinanced its line of credit, which was secured by certain of its accounts receivable, with a new line of credit secured by the same accounts receivable, with a private investor.

RESIGNATION OF CHIEF OPERATING OFFICER
Leslie Weber, the Company's Chief Operation Officer, announced her resignation effective March 31, 2007 to pursue other interests. Ross Seibert, the Company's current Chief Executive Officer and Chief Financial Officer will handle her duties in the interim.

ABOUT THE COMPANY

Miracor has been operating freestanding diagnostic imaging centers since 1998. We are an independent provider of medical diagnostic imaging services; specifically magnetic resonance imaging ("MRI") and computed tomography ("CT") services through our network of company-owned and operated fixed-site, freestanding outpatient facilities. We operate 13 wholly-owned centers. Our centers, all of which operate from facilities leased from third parties, are located in the following five states: California, Florida, Illinois, Ohio and Oregon. We derive substantially all of our revenue, directly or indirectly, from fees charged for the diagnostic imaging services performed at our facilities with approximately 80% of our revenues derived from MRI services, 10% from CT services and 10% from other diagnostic imaging services.

We target our growth/expansion in the areas in which we currently operate. Our clustering strategy brings many benefits including lower costs, management coverage and name recognition. All of our facilities provide a patient-friendly setting. Our facilities range from single-modality MRI to multi-modality offering various combinations of MRI, CT, mammography, ultrasound, bone densitometry, diagnostic radiology, or X-ray and fluoroscopy.

Most of the centers offer open MRI equipment that affords greater patient comfort especially for larger or claustrophobic patients. All of our MRI equipment has the most recent software upgrades for enhanced imaging quality. We believe there is a continuing trend towards the movement out of hospitals and into freestanding centers. The outpatient market for diagnostic imaging now exceeds that of the inpatient market. This is due to a number of factors including increased efficiencies of outpatient services, the patient-friendly nature of independent centers and federal regulatory changes that favor the outsourcing of diagnostic imaging services by hospitals.

At our facilities, we provide all of the equipment as well as all non-medical operational, management, financial and administrative services necessary to provide diagnostic imaging services. Miracor delivers these imaging services tailored to the needs of the patient, physician and local health care markets.

Miracor operates the following 13 diagnostic imaging centers:

CALIFORNIA          FLORIDA          ILLINOIS           OHIO           OREGON
Laguna Niguel       Jacksonville     Carol Stream       Perrysburg     Coos Bay
Long Beach (2)      Kissimmee        Oak Brook          Toledo
Santa Barbara       Orlando          Woodridge

For more information, visit www.miracor.com

FORWARD-LOOKING DISCLAIMER
This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Miracor to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) the Company's current financial situation and the fact that the Company's debts and obligations exceed its assets; (ii) the risk factors and cautionary statements made in the Company's SEC filings; and (ii) other factors that Miracor is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Miracor does not undertake and specifically declines any obligation to update any forward-looking statements.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    ROSS S. SEIBERT - PRESIDENT AND CEO, EXT. 11
    INVESTOR RELATIONS - EXT. 20